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                          DISTRIBUTION AND LICENSE AGREEMENT

     AGREEMENT made as of this __________ day of ___________, 199___, by and between Physio-Control Corporation ("Physio") and Cardiac Science, Inc. ("Cardiac Science").

                                       RECITALS

     a. CARDIAC SCIENCE. Cardiac Science is a corporation incorporated under the laws of Delaware, with its principal place of business at 1176 Main Street, Bldg. C, Irvine, CA 92614. Cardiac Science is a manufacturer of medical devices, including the Powerheart-Registered Trademark- AECD-Registered Trademark- defibrillator-monitor ("Powerheart") and related supplies and accessories. Incorporated within the Powerheart is certain Software Technology (as defined in 1.3).
     b. PHYSIO. Physio-Control Corporation is a Washington corporation with its principal place of business at 11811 Willows Road NE, P.O. Box 97006 Redmond, WA 98073-9706. Physio represents that it has the capability and resources to promote, market, and sell the Products (as defined in 1.2). Physio is also a manufacturer of cardiac defibrillator-monitors and related supplies and accessories, including disposable defibrillator electrode pads.
     c. PURPOSE. The parties intend that during the term of this Agreement Physio will be appointed as an authorized dealer of Cardiac Science Products with the exclusive right to distribute the Powerheart to the US and Canadian Hospital Market; will be the exclusive authorized supplier of electrodes for use with the Powerheart; and will have the right to incorporate the Software Technology into existing or future defibrillator-monitor products to be manufactured by Physio.

                    NOW, THEREFORE, the parties agree as follows:

                                          1  DEFINITIONS

Whenever the following terms appear capitalized in this Agreement they shall have the indicated meanings.

     1.1 HOSPITAL MARKET. The Hospital Market shall be defined as any and all hospitals without limitation to type or size. The Powerheart is intended to be used to provide treatment for "in-hospital" patients who are at risk of cardiac arrest. Therefore, sale of the Powerheart is restricted for use inside of hospitals.
     1.2  PRODUCTS.  The Powerheart and/or replacements.

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     1.3  SOFTWARE TECHNOLOGY.  The AECD-Registered Trademark- Tachyarrhythmia
          Detection and Discrimination software package, which when integrated into an external defibrillator-monitor, is capable of, among other things, continuous monitoring and instant detection of ventricular tachyarrthymias. Moreover, it allows for fully automatic delivery of defibrillation therapy without human intervention in accordance with its programmed parameters. The Software Technology is further described in EXHIBIT 1.3 labeled AECD-Registered Trademark-Tachyarrhythmia Detection Software-TM- Description attached hereto.
     1.4 DEFIBRILLATOR-MONITOR. A defibrillator device with a display that incorporates certain hardware and software components that is portable, stands alone and is not part of, nor a sub-component of, another product (e.g., patient monitoring system). A defibrillator device that is capable of communicating with, or functioning as a sub-component of, another product such as a patient monitoring system shall be considered a Defibrillator-Monitor provided that the defibrillator device is capable of operating as a portable, stand alone device.
     1.5 PROPRIETARY CHIP. A proprietary device comprised of electronic chips within a proprietary integrated circuit designed and owned exclusively by Cardiac Science and incorporated into the cable connector of a disposable defibrillator pad, which allows the defibrillator to detect the presence of the disposable defibrillator pad.
     1.6 CHIP CONTROLLED CONNECTOR. The cable connector component of disposable defibrillator pads that has incorporated Cardiac Science's Proprietary Chip, and may or may not be compatible with the Products.
     1.7 ELECTRODES. Disposable defibrillator pads that incorporate a Proprietary Chip in the cable connector and is compatible with the Products.
     1.8 MANUFACTURED COST. The parties anticipate that the Products and the Electrodes will each be manufactured for Cardiac Science and Physio, respectively, by independent 3rd party suppliers. In such case, the Manufactured Cost shall be the actual cost paid to the supplier plus any applicable transfer taxes, and shall also include freight, if any, incurred by Cardiac Science or Physio from the place of manufacture. If the Products or the Electrodes are manufactured directly by Physio or Cardiac Science, then the definition of Manufactured Cost shall be agreed to in good faith by the parties.
     1.9 NET SALES PRICE. The Net Sales Price shall be the actual sales price of the product net of taxes, freight for shipment from Physio, actual discounts, and returns.

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                            2  DISTRIBUTION OF PRODUCTS

     2.1 APPOINTMENT. Subject to the terms and conditions of this Agreement and during the term hereof, Physio shall be the exclusive authorized dealer and distributor of the Products for all sales to the Hospital Market anywhere in the United States and Canada ("Exclusive Territory").. During the period of exclusivity, Cardiac Science shall not sell, authorize or knowingly permit any other party to sell, any Products to an end customer for use in the Hospital Market within the Exclusive Territory. Exclusivity is conditioned upon Physio purchasing at least the following minimum number of Products or Software Technology (or a combination of both which totals the following), following successful completion (and availability in commercially reasonable quantities) of the commercial version of the
          Products:

               First 12 months     1,000
               Second 12 months    1,600
               Third 12 months     2,400
               Fourth 12 months    3,600
               Fifth 12 months     5,400

          If Physio fails to purchase the minimum number in any period it will have a six (6) month period within which to cure any shortfall. At its election, Physio may purchase Products or Software Technology in advance of their sale to end customers for the purpose of satisfying the foregoing minimum requirements.

          If Physio does not cure any shortfall within the six (6) month cure period, Cardiac Science may terminate Physio's representation of Products, upon not less than thirty (30) days prior written notice to Physio. In the event Physio's distribution rights to Products terminate under the terms of this Section 2.1, Cardiac Science shall be entitled to develop, manufacture and sell disposable defibrillator pads with a Proprietary Chip embedded in the connector component thereof compatible with Products; provided that such disposable defibrillator pads will not be compatible with Defibrillator-Monitors manufactured by or for Physio and provided that Cardiac Science shall be responsible for all forecasts which it has provided to Physio for the purchase of disposable defibrillator pads.

     2.2 TERM. Subject to the Termination provisions in Section 2.8, the term of this Agreement shall commence as of the date hereof and shall

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          continue  for an initial term of five (5) years.  At the conclusion of any term of this Agreement, the term shall automatically renew for an additional term of one (1) year, unless either party has given the other party notice at least 12 months in advance of its intent not to renew the term.
     2.3 PAYMENT. Physio shall pay Cardiac Science, in accordance with the Product pricing outlined in section 2.5.3 and section 2.11 herein, for all Products shipped to Physio or its customers, within the close of twenty (20) business days from the presentation of invoices.
     2.4 PHYSIO'S RESPONSIBILITIES. During the term of this Agreement, Physio shall:
          2.4.1 PURCHASE, PROMOTE AND SELL. Until such time as Physio is able to integrate the Software Technology into its own Defibrillator-Monitor products, purchase Products from Cardiac Science and use its best efforts to promote and sell the Products at such prices as Physio may, in its sole discretion, determine. Thereafter, Physio shall use its best efforts to promote and sell its Defibrillator-Monitor products, which shall incorporate the Software Technology and an Electrode or a Chip Controlled Connector.
          2.4.2 FACILITY AND STAFF. Maintain a business sufficient to carry out its duties hereunder. Physio shall also maintain a sales staff capable of demonstrating the Products in a manner consistent with any policies or guidelines which the parties may from time to time mutually establish.
          2.4.3 INSERVICE. Perform post-sale delivery, instruction and education to the user in a manner that is consistent with standards or guidelines which the parties may from time to time establish.
          2.4.4 ORDERS. Place all orders for Products and/or Software Technology on terms set out in this Agreement or upon such other terms as may from time to time be mutually agreed upon by the parties.
          2.4.5 DEVICE TRACKING. Maintain a system in place to track each serialized Product sold by Physio in accordance with applicable law, and with such requirements as the parties may from time to time establish.
          2.4.6 RECALL OF PRODUCTS. Promptly notify Cardiac Science in the event that Physio has reason to believe that one or more of the Products should be recalled or withdrawn from distribution. Any decision as to whether or not to initiate a recall or withdrawal shall be solely that of Cardiac Science. Physio shall provide Cardiac Science with all reasonably requested assistance in any

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                    recall or withdrawal, including, without limitation,
                    Physio contacting its subdealers and distributors.
          2.4.7 COMPLY WITH LAW. Comply with all applicable laws, rules and regulations in all of its activities relating to the marketing, promotion, service, and sale of Products, including obtaining any and all required registrations and licenses for the operation of Physio's business and the sale of the Products. All licenses and registrations for the Products shall be the property of Cardiac Science and, at the option of Cardiac Science, shall be obtained in the name of Cardiac Science.
          2.4.8 SUB DEALERS. In its sole and absolute discretion, sell the Products through such subdealers or distributors as it may from time to time establish. Physio is jointly and severally liable for the actions of its subdealers and distributors.
          2.4.9 SUPPLY OF ELECTRODES. Be responsible for the processing of orders received from Cardiac Science and/or its authorized dealers. Moreover, Physio will be responsible for maintaining adequate levels of inventory of the Electrodes in order to facilitate its own sales and that of Cardiac Science and its authorized dealers. Physio will supply, package and ship directly to Cardiac Science and/or its authorized dealers as well as invoice (payment terms to be consistent with standard industry terms) and collect accounts receivable for Electrodes sold to Cardiac Science's authorized dealers. Physio shall use its reasonable commercial efforts to deliver accepted orders for Electrodes on time. Cardiac Science shall provide Physio with a rolling one hundred twenty (120) day forecast of anticipated Electrode orders. However, in no event shall Physio be responsible for shipping Electrodes to any party who is in default of credit terms or any loss or damages which are claimed to have been caused by a delay in shipping an order, whether or not Physio may have been advised of the possibility of such loss or damages. Cardiac Science may elect to cancel any order for which delivery of an Electrode is delayed more than thirty (30) days.
          2.4.10 INCORPORATION OF SOFTWARE TECHNOLOGY IN PHYSIO'S PRODUCTS. Be responsible for providing, at its expense, engineering resources needed to determine the feasibility of incorporating the Software Technology into any of its Defibrillator-Monitor products and the development and manufacturing of such products. Cardiac Science shall supply the reasonable assistance of Cardiac Science's chief technical officer and

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                    director of software programming, and/or other Cardiac
                    Science engineering personnel that Cardiac Science may
                    from time to time assign to the project.
          2.4.11    DEFECTIVE PRODUCTS; CUSTOMER SERVICE. During the first year
                    after commercial introduction of the Products,   arrange
                    that all Products which are claimed to be defective be returned to Cardiac Science for inspection, engineering analysis of claimed defect, and repair. Physio is authorized, but not required, to accept return of the Products on behalf of Cardiac Science from Physio customers, in which case Physio will promptly forward the Products to Cardiac Science. At all times with respect to the Products, Physio shall be the initial point of contact for its customers and shall provide customer support services in a manner consistent with such standards, procedures and guidelines Physio applies to its own products.
     2.5 CARDIAC SCIENCE RESPONSIBILITIES. During the term of this Agreement, Cardiac Science shall:
          2.5.1 PROVIDE PRODUCTS. Provide the Products to Physio upon the terms and conditions specified in EXHIBIT 2.5.1 or such other terms as the parties may from time to time agree.
          2.5.2 PROVIDE SOFTWARE TECHNOLOGY. Provide the Software Technology to Physio in a form (along with the necessary software tools) that the parties may reasonably agree.
          2.5.3     PRICING. ***
          2.5.4     2.5.4     REFERRALS.  Refer all inquiries for purchases of
                    Products in the Exclusive Territory for the Hospital Market to Physio.
          2.5.5 PROMOTIONAL MATERIALS. Be responsible for developing and providing such sales literature and advertising materials the parties deem appropriate to assist Physio in selling the Products.
          2.5.6 TRAINING AND SUPPORT. Offer such general and specialized sales and technical training, materials and support as the parties may from time to time agree. The costs and expenses incurred by Cardiac Science employees in the training of Physio's representatives shall be paid by Cardiac Science. Any costs and expenses incurred by Physio in said training shall be paid by Physio.
          2.5.7 DELIVERY. Use reasonable commercial efforts to deliver accepted orders for Products on time. However, in no event shall Cardiac Science be responsible for any loss or damages which are claimed to have been caused by a delay in shipping an order, whether or not Cardiac Science may have been advised of the possibility of such loss or damages. Physio may

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                    elect to cancel any order for which delivery of a Product
                    is delayed more than ninety (90) days.
          2.5.8     REPAIR AND SERVICE FOR DEFECTIVE PRODUCTS. ***
          2.5.9     2.5.9     WARRANTY. The Products will be warranted to the
                    end customer according to the terms of a Warranty to be established by Cardiac Science and reasonably acceptable to Physio.
          2.5.10    AVAILABILITY.***.
          2.5.11 DEVICE REPORTING. Physio shall promptly notify Cardiac Science of any event which is reportable under applicable Medical Device Reporting requirements, Cardiac Science has the responsibility to submit all such reports and maintain all applicable records.

     2.6 PRODUCT MODIFICATIONS AND LABELS; DISCONTINUANCE. Physio will sell the Products only in the form, condition and packaging as provided or approved by Cardiac Science. Physio will not alter, modify or change any Product or its package without Cardiac Science's prior written consent. In addition, with Cardiac Science's prior approval, not to be unreasonable withheld, Physio may (a) attach labels which identify Physio as the dealer or distributor of the Products or (b) have Cardiac Science attach such labels to any Products which are sold to or by Physio or any of its subdistributors. Physio will reimburse Cardiac Science for its reasonable costs in attaching such labels. Cardiac Science reserves the right to change the design of any Products or any part thereof at any time without notice to Physio. In such event, Cardiac Science shall have no obligation to make such changes upon any Products shipped upon existing orders to Physio's customers, nor shall Cardiac Science be obligated to make a similar change on any Products previously shipped to Physio's customers, or to install or furnish any other or different parts than were on such Products when shipment was made. Cardiac Science, in its sole and absolute discretion may discontinue manufacture of the Products at any time and shall not incur any obligation or liability by reason thereof.
     2.7 SALES DEMO UNITS. Physio agrees to purchase an adequate number of sales demonstration inventory necessary to facilitate sales of the Products in the Exclusive Territory. Sales demo units shall be purchased at a price to be agreed upon, but not less than the Manufactured Cost.
     2.8  TERMINATION.  This Agreement may be terminated as follows:

          2.8.1 IMMEDIATE FOR CAUSE. In the event of any of the following, the non-breaching party may terminate this Agreement if:

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                    (a)  Any employee or representative of the other party
                         commits any illegal or unethical act in the course of carrying out any of its duties under this Agreement;
                    (b) Either party or its parent or any of its principal owners becomes insolvent or is the subject of a bankruptcy or other insolvency proceeding;
                    (c) Physio or any of its representatives makes a material misrepresentation in seeking this appointment, in filing warranty claims or performing any other responsibilities under this Agreement;
          2.8.2     FOR CAUSE.
                    (a) Either party may terminate this Agreement if the other party is in default of any representation, warranty, covenant or other obligation in this Agreement and fails to cure such default within twenty (20) days of written notice from the other party specifying the nature of such default. Thereafter, the party giving such notice may terminate this Agreement by a separate five (5) days notice.
                    (b) This Agreement shall terminate upon written notice from Cardiac Science to Physio if Physio determines within the thirty (30) day period provided for in section
                         2.5.10 hereof, that the Products do not pass its test for quality, reliability, efficacy and marketability and gives written notice thereof to Cardiac Science within such time period. The failure by Physio to give such notice shall activate the provision of Section
                         2.4.1 hereof.

     2.9 EFFECT OF TERMINATION. Upon the effective date of termination or expiration of this Agreement for any reason, the obligations and responsibilities of the parties one to the other contained herein shall cease; provided, however, that the same shall not release Physio from payments which may be due to Cardiac Science as a result of prior sales or prior obligations incurred, and these shall be paid as they become due; and, provided, further, however, that all obligations with respect to confidentiality, return of intellectual property and other obligations which by their nature are continuing or which are specifically stated to survive the termination or expiration of the Agreement shall survive the termination or expiration of this Agreement. Physio may, at its option, cancel any outstanding order for purchase which has not been shipped by the effective date of termination.

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          2.9.1     MANUFACTURE AND AVAILABILITY OF ELECTRODES.  In the event of termination or expiration of this Agreement Cardiac Science may manufacture or authorize others to manufacture disposable defibrillator pads for use with the Products. In addition hereto, as long as Physio or its designated supplier manufactures Electrodes, Physio shall make such Electrodes available to Cardiac Science and its customers and authorized distributors at such prices as the parties may reasonably agree. However, Physio may terminate production of Electrodes upon one-hundred eighty (180) days written notice to Cardiac Science. Thereafter, Cardiac Science may manufacture or authorize others to manufacture disposable defibrillator pads for use with the Powerheart and in such event make such Electrodes available to Physio and its customers upon such terms and conditions as the parties may reasonably agree. Nothing in this Agreement shall constitute a license for Cardiac Science or any of its suppliers to use any of the patented or proprietary technology Physio or any of its suppliers in the manufacture of such disposable defibrillator pads, nor to use the trade names or trademarks of Physio or any of its suppliers. The provision of this section 2.9.1 will survive the expiration and termination of this Agreement.

     2.10 RETURN OF MATERIALS. Upon termination of this Agreement, Physio shall return to Cardiac Science all promotional and other Product related materials previously provided by Cardiac Science to Physio. If Physio has paid Cardiac Science for any of the materials returned then Cardiac Science shall reimburse Physio for the value of the returned materials to the extent that such materials are currently useable by Cardiac Science.
     2.11 SALE PRICE OF THE PRODUCTS.***.
     2.12 RIGHT TO INSPECT. Upon reasonable notice either party shall make available to the other party's independent auditors, all records pertaining to the Manufactured Cost or sale of the Products, Electrodes, Chip Controlled Connectors and any Defibrillator-Monitor products incorporating the Software Technology.

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                          3    DISPOSABLE DEFIBRILLATOR PADS

     3.1 PROPRIETARY CHIP. Cardiac Science has developed a Proprietary Chip designed to be incorporated into the cable connector component of disposable defibrillator pads to be used with the Products. Cardiac Science has designed and will manufacture the Products with a patient and therapy cable, which is physically compatible with Physio's Quick Combo-Registered Trademark- connectors containing a Proprietary Chip. Cardiac Science hereby grants, during the term of this Agreement, a non-exclusive license to Physio and/or its designated suppliers solely to incorporate and manufacture the Proprietary Chip into Physio's Quick Combo-Registered Trademark- connectors for the purpose of carrying out all of the terms of this Agreement. Cardiac Science will provide Physio and/or its designated subcontractor or supplier with sufficient information to manufacture pads compatible with the Proprietary Chip to be embedded into Physio's Quick Combo connector.
     3.2 MANUFACTURE OF ELECTRODES. Through itself or its designated supplier, Physio will manufacture Electrodes. Physio may terminate production thereof upon one-hundred and eighty (180) days written notice to Cardiac Science. Thereafter, Cardiac Science may manufacture or authorize others to manufacture Electrodes in accordance with Section
          2.9.1 hereof.
     3.3 EXCLUSIVITY. Except as permitted under Section 2.1, 2.9.1 and 3.2 hereof, Cardiac Science will not manufacture or sell any Electrodes nor will it authorize, assist or permit anyone else to manufacture or sell Electrodes. Electrodes will be supplied by Physio in accordance with Section 2.4.9 hereof.
     3.4 CARDIAC SCIENCE RIGHT TO SELL DISPOSABLE DEFIBRILLATOR PADS. Nothing in this Agreement shall prohibit or in any way restrict the right of Cardiac Science to develop, manufacture or sell disposable defibrillator pads with a Proprietary Chip embedded in the connector component thereof for use with products other than Defibrillator-Monitors; provided that such pads are not compatible with the Products or with Defibrillator-Monitors which incorporate the Software Technology.
     3.5 ELECTRODE WARRANTY. The Electrodes will be warranted by Physio or its designated supplier upon terms that are consistent with the terms of warranties for electrodes for use with Physio products, as those warranties may be established from time to time. Cardiac Science shall bear no responsibility for any such warranties, except to the extent that

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          the Proprietary Chip infringes upon the U.S. patent rights of any third party.
     3.6  ROYALTY ON ELECTRODES.  ***

     3.7 PAYMENT OF ROYALTY. Physio shall pay Cardiac Science its royalties on the sale of Electrodes on a calendar quarterly basis, with payments due within ten (10) business days of the close of the quarter
     3.8 ENGINEERING SUPPORT. Physio will allocate such reasonable engineering resources as it determines are appropriate for the purpose of timely completing the Electrode so as not to unreasonably delay the commercial introduction of the Products.
     3.9 REGULATORY APPROVAL. Cardiac Science shall be responsible to obtain, if necessary, any regulatory approvals for use of Electrodes with the Products.

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                            4     SOFTWARE TECHNOLOGY

     4.1 GRANT OF LICENSE. Cardiac Science hereby grants to Physio, for the term of this Agreement, a license to use the Software Technology solely to incorporate such Software Technology into any existing or future Defibrillator-Monitor product manufactured or to be manufactured by Physio or its designated supplier. As soon as practicable after the signing of this Agreement, the parties shall enter into a license agreement, to be attached to this Agreement, setting forth the terms and conditions of such license. The license agreement will contain, at a minimum, the rights set forth in Sections
          4.1 - 4.9 hereto.

          4.1.1 SCOPE. This license shall be exclusive with respect to the use of the Software Technology in Defibrillator-Monitors for the Hospital Market in the Exclusive Territory during the term of this Agreement; provided however that such license shall become non-exclusive in the event Physio fails to maintain its exclusivity with respect to the Products pursuant to Section 2.1.

     4.2 CARDIAC SCIENCE'S -RIGHT TO MARKET THE SOFTWARE TECHNOLOGY. Nothing in the license agreement, or this Agreement, shall prohibit or in any way restrict the right of Cardiac Science to develop, manufacture, embed, incorporate or sell the Software Technology to any other third party for any application other than that for which Physio has been granted exclusivity herein.

     4.3 ENGINEERING SUPPORT. Cardiac Science will, at its expense, make its chief technical officer, director of software programming and/or other engineering personnel reasonably available at Physio's Redmond, WA facility to provide engineering support to assist Physio in investigating the feasibility of incorporating the Software Technology into any Physio Defibrillator-Monitor product.

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     4.4  ROYALTY ON SOFTWARE TECHNOLOGY INCLUDED UNITS. ***

     4.5 USE OF CHIP CONTROLLED CONNECTOR. Any Defibrillator-Monitor manufactured or sold by Physio which incorporates the Software Technology will be manufactured for use with disposable defibrillator electrodes that incorporate a Chip Controlled Connector designed by Cardiac Science and approved by Physio.

     4.6  ROYALTY ON CHIP CONTROLLED CONNECTOR. ***

     4.7 SOFTWARE TECHNOLOGY WARRANTY. The Software Technology will be warranted by Cardiac Science to work in accordance with its specifications as described in EXHIBIT 1.3 of this Agreement.

     4.8 CHIP CONTROLLED CONNECTOR WARRANTY. The electrode incorporating the Chip Controlled Connectors will be warranted by Physio or its designated supplier upon terms that are consistent with Section 3.5 hereto. Cardiac Science shall bear no responsibility for any such warranties, except to the extent that the Proprietary Chip infringes upon the U.S. patent rights of any third party.

     4.9 LABELING AND ADVERTISING. Any Physio products which incorporate the Software Technology and the product advertising and brochures for them will include a label, logo or other method to identify Cardiac Science in a manner which is reasonably acceptable to both Cardiac Science and Physio.

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                           5     INTELLECTUAL PROPERTY

     5.1  TRADEMARKS AND TRADE NAMES.

          5.1.1 Neither party shall have rights under this Agreement in the trademarks, trade names, logos, distinctive packaging and designs of the other party or any of its affiliates or suppliers except as set forth in Sections 2.6 and 5.1.2

          5.1.2 Cardiac Science hereby grants to Physio a limited, non-exclusive license to use Cardiac Science trademarks and trade names associated with the Products and Software Technology during the term of this Agreement solely in the advertisement and promotion of the Products and Software Technology; provided (i) all uses have been approved in writing by Cardiac Science, (ii) such use shall be consistent with any reasonable rules or guidelines that Cardiac Science may now or hereafter establish with respect to such use and (iii) Cardiac Science has the right to periodically review all advertising and promotional materials bearing the trademarks and/or trade names. In addition, Physio shall not use any of Cardiac Science's trademarks or trade names in connection with any product that does not meet certain quality standards as established by Cardiac Science from time to time. Upon any termination of this Agreement, Physio shall immediately discontinue all uses of Cardiac Science Trademarks, trade names, logos, distinctive packaging, and designs similar thereto.

     5.2 PATENT RIGHTS. Neither party is granted rights in any of the other party's patents, except as expressly granted in this Agreement.

     5.3 CONFIDENTIAL INFORMATION. In the course of performing its duties hereunder either party may become aware of confidential information of the other, including, but not limited to, trade secrets under the Uniform Trade Secrets Act, technical product data, software programs, software code, designs, prototypes, methods, techniques, business plans, product pricing, sales goals, marketing information and other information not generally available to the public (collectively, "Confidential Information"). Each party shall maintain in confidence and, except as provided in this Agreement, not use for its own benefit, directly or indirectly any Confidential Information received from the other or any of its suppliers or purchasers during the term of this Agreement and shall not publish, disseminate, or disclose such information except to the extent necessary to carry out its duties hereunder without the express written permission of the other. The parties shall use at least the same degree of care to protect the Confidential Information of the other, its suppliers, or purchasers as it does to protect its own Confidential Information and in all cases commercially reasonable efforts. This obligation shall not apply to Confidential Information which (a) was known to the recipient prior to disclosure by the other party or it supplier as evidenced by the party's prior written record, (b) is disclosed to the recipient by a third party without violation of any obligation of confidentiality to the other, (c ) becomes public knowledge without the breach of any obligation of confidentiality. All Confidential Information shall be returned to the originating party at the request of the recipient party upon the termination or expiration of this Agreement, with the exception of a single copy which may be retained in a confidential file solely for the purpose of determining compliance with this
          paragraph.   The covenants contained in this section 5.3 shall expire
          five (5) years after the termination or expiration of this Agreement. Each party acknowledges that the other party will be irreparably damaged if the covenants contained in this section 5.3 are not specifically enforced. The provisions of this section 5.3 may be enforced by injunctive relief restraining any violation (without any bond or other security required) or any other appropriate decree of specific performance, such remedies shall not be exclusive and shall be in addition to any other remedy which an injured party may have.

     5.4 PROTECTION OF RIGHTS. Each party shall use its best efforts to cooperate with the other in protecting all of each other's rights in intellectual property. Neither party shall dispute nor contest the validity of the other party's intellectual property rights which are subject to this Agreement. Each party shall promptly inform the other about any facts of which it becomes aware, which may constitute unfair competition or in which any other person or entity may be infringing on the intellectual property rights of the other. Physio acknowledges and agrees that Cardiac Science is the sole and exclusive owner of all right, title and interest in and to (a) the Software Technology, the Proprietary Chip and any and all updates and modifications to the foregoing technology, (b) the current model of the Powerheart and all future models of the Powerheart, (c) trademarks and trade names associated with the advertisement and promotion of Cardiac Science's Products and (d) all proprietary rights in (a) - (c).

     5.5 PHYSIO RIGHT TO DEVELOP DEFIBRILLATOR-MONITOR PRODUCTS. Nothing in this Agreement shall prohibit or in any way restrict the right of Physio to develop, manufacture or sell its own Defibrillator-Monitor products. The parties acknowledge that Cardiac Science is under no obligation to extend the license for the Software Technology beyond the termination or expiration of this Agreement.

                                 6      WARRANTS

     6.1 INITIAL GRANT. Upon the mutual execution of this Agreement Cardiac Science will issue a warrant to Physio to purchase two hundred thousand (200,000) shares of common stock in Cardiac Science at a price of three dollars ($3.00) per share. The warrant on this initial grant must be exercised by Physio, if at all, by November 30, 1999. Any share issued pursuant to this initial grant will include "piggyback" registration rights.

     6.2 PERFORMANCE GRANT. At such time as Physio has purchased one thousand (1,000) Products or has sold one thousand (1,000) Defibrillator-Monitors which include the Software Technology (or a combination of both totaling 1,000), Cardiac Science will issue a warrant to Physio to purchase an additional two hundred thousand (200,000) shares of common stock in Cardiac Science at a price of three dollars ($3.00) per share. The warrant on this performance grant must be exercised by Physio, if at all, within two (2) years of the date of the grant. Any share issued pursuant to this performance grant will also include "piggyback" registration rights.

                         7       INDEMNITIES AND INSURANCE

     7.1 MUTUAL. The parties shall defend and indemnify each other from any loss, damages and costs incurred as a result of the breach of any of their duties under this Agreement or for the negligent acts of that party's employees or other representatives operating within the scope of their authority; provided that in no event shall a party be responsible to the other for any compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales nor for expenditures, investments, lease commitments, property improvements or other commitments made in connection with the business or goodwill of the other party.

     7.2 INTELLECTUAL PROPERTY. Cardiac Science warrants that the Proprietary Chip to be incorporated into the Chip Controlled Connector, does not infringe upon the patent or other intellectual property rights of any third party currently known to the extent that it is manufactured in accordance with information or design provided by Cardiac Science. Cardiac Science shall indemnify Physio from any cost, expense or damage to the extent that it is based upon a claim that the Proprietary Chip, Software Technology or any Product purchased by Physio infringes an applicable U.S. patent; provided that Physio shall promptly notify Cardiac Science of such claim, permit Cardiac Science to assume control of the defense of such claim, and fully cooperate in the defense of such claim. If the use or sale of the Proprietary Chip, Software Technology or a Product is enjoined by order or settlement, then Cardiac Science shall have the option to (1) procure for Physio the right to continue using or selling the Product, (2) replace the Product with a non-infringing Product or to modify the Product, (3) modify the Product so it becomes non-infringing, or (4) accept return of the infringing Product and grant Physio a credit for its purchase price. The foregoing shall be the entire liability of Cardiac Science for infringement by Products furnished hereunder.

                            8    GENERAL PROVISIONS

     8.1 RELATIONSHIP. This Agreement creates no relationship of employer and employee, agent and principal, partnership or joint venture, Cardiac Science and Physio are independent contractors and neither party is the legal representative or agent of the other party in any respect and is not authorized to assume or create any obligation or liability of any kind on behalf of the other party. Neither party may make any promises or representations in the name of the other.

     8.2 NOTICES. All notices required or permitted by this Agreement shall be in writing, in English and may be delivered personally, or may be sent by registered prepaid airmail, return receipt requested, or by facsimile transmission, or other electronic means of written communication with a copy to be dispatched by registered prepaid airmail return receipt requested by the close of the next following business day.

          Notices Sent to Physio shall be addressed to:

               General Counsel
               PHYSIO-CONTROL CORPORATION
               11811 Willows Road N.E.
               P.O. Box 97006
               Redmond, WA 98073-9706

          Notices Sent to Cardiac Science shall be addressed to:

               Raymond W. Cohen
               President & CEO
               CARDIAC SCIENCE, INC.
               1176 Main Street, Bldg. C
               Irvine, CA 92614

     8.3 WAIVERS. Failure of either party at any time to require strict performance of the other party of the provisions of this Agreement shall not act as a waiver of such provisions, nor shall the waiver of a breach of the Agreement by either party constitute a waiver of such provision for any subsequent breach.

     8.4 ENTIRE AGREEMENT AND MODIFICATIONS. This Agreement, together with its Exhibits and addendum's, if any, contains the entire and only agreement between the parties with respect to the matters addressed herein. Any representations or terms and conditions not incorporated in this Agreement shall not be binding upon either party. No attempted modification of this Agreement shall be binding upon either party unless in writing and signed in the same manner as the original Agreement. If any provision of this Agreement is held to be invalid, it shall not affect the enforceability of the remaining provisions.

     8.5 DISPUTES. Any dispute arising from this Agreement or the relationship between the parties shall be governed by the laws of the State of California . At the request of either party, any dispute shall be submitted to binding arbitration JAMS in Los Angeles, California. The prevailing party in any arbitration, litigation or other alternate dispute resolution forum shall be entitled to its reasonable costs and fees, including attorney's fees.

     8.6 FORCE MAJEURE. If the performance of any obligation of this Agreement except for the payment of money is prevented, restricted, or interfered with by reason of strike, labor dispute, natural disaster, war, the acts of government or any other cause outside the reasonable control of the parties, then the party so affected shall give prompt notice to the other party and shall be excused from such performance to the extent made necessary by such event.


PHYSIO-CONTROL CORPORATION              CARDIAC SCIENCE, INC




By:                                     By:
   ---------------------------             ---------------------------

Title:                                  Title:    President & CEO
      ----------------------------

                                     [LOGO]

            POWERHEART-Registered Trademark- AECD-Registered Trademark-
                     DEFIBRILLATOR-MONITOR PRODUCT SUMMARY

1.   DEVICE OVERVIEW

The Powerheart-Registered Trademark- AECD-Registered
Trademark- defibrillator-monitor represents a significant advancement in defibrillator technology and the ability to effectively manage life-threatening arrhythmias in a hospital environment. Drawing on the technologies that have made "hands-off" defibrillation and implantable defibrillation possible and fusing this with advanced monitoring capabilities, the Powerheart introduces the unique ability to provide continuous monitoring of patients at risk for Sudden Cardiac Arrest. If a patient suffers cardiac arrest, the Powerheart automatically detects and restores a normal heart rhythm within seconds.

The Powerheart is a fully functional defibrillator that can be programmed to identify and treat life-threatening arrhythmias. The Powerheart is capable of providing as many as eight defibrillation shocks of up to 360 joules for each life-threatening ventricular tachyarrhythmia event that occurs. This unique protection is available to the patient throughout the period of high risk whether that time is hours, days, or weeks. Similar to other diagnostic monitoring devices that may be attached to the patient in this environment, the Powerheart provides a patient cable to allow limited mobility customarily available to less critical patients, as well as providing flexibility to the nursing staff.

In addition to the standard AC power, the Powerheart also has a backup battery that provides up to one hour of freestanding use. This battery is automatically recharged whenever the Powerheart is plugged in, so that it is always ready for use. The battery provides reliable backup in case of a power outage as well as allowing the Powerheart to go with the patient should the patient need to be moved.

The Powerheart attaches to the patient using disposable defibrillation electrodes. Four additional monitoring electrodes may also be attached providing up to three separate electrocardiogram (ECG) signals (channels) for analysis. These additional channels provide the physician with the ability to select and change the channel of ECG to be analyzed. Once the patient is attached, the operator can program the Powerheart according to the physician's prescription. The Powerheart will verify hookup quality. Assuming the patient is in a normal rhythm, the operator will proceed to program the device and allow for automatic analysis.

During the analysis period, the Powerheart can communicate with the medical staff in a variety of ways. The ECG is always available for review on the LCD display. This display provides important patient ECG information regarding the analysis such as heart rate and rhythm. The printer will provide hard copy documentation in standard ECG "strip chart" format. These strips are printed automatically during a cardiac event. They may also be printed whenever the operator desires. The Powerheart also stores one hour of information in a continuous loop. This data can be transmitted to a personal computer for detailed review and/or printing. In the case of a cardiac event, or any situation requiring operator attention, the Powerheart can alert the operator through an appropriate combination of visual alarm, audible alarm, or voice prompt.

The Powerheart includes the following basic components:

- RHYTHM ANALYSIS SYSTEM - This system assesses the patient's electrocardiogram ("ECG") signal to determine when therapy is appropriate based upon parameters set by the patient's physician. ECG signals are sensed by electrodes placed on the patient's chest. This signal is amplified and filtered by an electrical analog circuit, digitized, and then analyzed by proprietary software algorithms in the device, which makes the determination of when therapy (a defibrillation shock) is appropriate for the patient.

- DEFIBRILLATOR - The AECD system uses electrical circuitry that provides an AAMI standard waveform for defibrillation. Such waveforms are used by a majority of defibrillators on the market, and have the longest proven track record of success. The AECD can be programmed to transmit the low amounts of electrical energy to the heart needed to terminate the life-threatening arrhythmia. The AECD is designed to provide progressively greater amounts energy, if needed, to restore the patient's heart to its normal cardiac rhythm. The maximum energy that can be delivered by the device is 360 joules, which is the maximum limit recommended by the American Heart Association (AHA).

- DEFIBRILLATION ELECTRODES - The AECD uses self-adhesive, disposable defibrillation electrodes manufactured by a third party vendor to the Company's specifications. Electrodes require daily replacement.

- DATA STORAGE - The device stores real-time ECG data on a real-time basis in digital form. In addition, a strip chart recorder automatically prints real-time ECG and relevant device data during significant detected events.

- USER INTERFACE - Operating modes and setting parameters for rhythm analysis are programmed via the user interface. The bedside AECD has a liquid crystal display that indicates real time patient ECG as well as device settings.

- DATA RETRIEVAL SOFTWARE - This software is used to access the data stored from the AECD device. This software runs on a personal computer. The data can be viewed on a monitor and printed on a standard high-resolution printer. This provides valuable post-facto analysis of the patient's rhythm and device operation.

2.   ANALYZER AND ALGORITHM OVERVIEW

The Powerheart's analysis of a patient's rhythm begins with the detection of electrical activity in the heart. Under normal conditions this event is an R-wave and represents a normal contraction of the heart. In abnormal conditions this event may be the electrical signal generated with ventricular tachycardia or fibrillation. The incoming signal is sampled every 2 milliseconds (2/1000th of a second). This incoming signal is filtered (for signal and motion noise as well as baseline wandering), differentiated and squared (calculations that normalize the event) and clipped (to take out excess signal). The detection software for these electrical events also automatically adjusts to take into account the size characteristics of the preceding beats. If this moving average exceeds a given threshold, an electrical event (e.g. an R-wave) is considered to have occurred. This further eliminates signal artifacts.

Analysis continues by determining the rate at which these electrical events occur. The Powerheart will measure the interval between consecutive events to compute rate. This rate calculation is the primary parameter in determining if a rhythm is shockable. This rate is called the Shockable Tachyarrhythmia Detection (STD) rate or simply the detection rate. This rate analysis occurs continuously as a moving average.

In addition to rate analysis, the Powerheart is capable of distinguishing between unusually fast "normal" rhythms (tachycardia, supraventricular tachycardia or atrial fibrillation) and rhythms requiring a shock
(ventricular tachyarrhythmias). This feature is called Modulation Domain Function, or MDF-Registered Trademark-. MDF uses sophisticated morphology differentiation techniques designed to reduce the probability of delivering therapy for rapid normal rhythms that satisfy the rate criteria without compromising sensitivity in shocking ventricular tachycardia or fibrillation..

When the Powerheart is ready to deliver a shock, it will first verify that the defibrillation pads are properly attached to the patient, can safely deliver the shock and that the rhythm is still shockable. If the life-threatening rhythm has changed on its own and no longer requires a shock, the Powerheart will safely dispose of the charge internally. After the shock is delivered, the Powerheart will quickly re-acquire the ECG signal and resume analysis to check the resulting rhythm. If the life-threatening rhythm continues, the Powerheart will charge and deliver another shock, if programmed. If the shock restores normal rhythm, the Powerheart will wait for one minute then reset to the beginning of its therapy sequence. Should the shock.

There are two special rhythms that must be taken abnormal rhythm recur during this minute, the Powerheart will continue therapy with the next programmed into account by any automatic defibrillator. These rhythms occur when there is no ECG signal or when the patient is in Fine VF. When this situation occurs in a normal rhythm, this is called Asystole. Shocking Asystole cannot help, and may in fact be harmful.

The Powerheart will not shock Asystole in accordance with the American Heart Association recommendations. Fine VF however, is detectable by the Powerheart, and the Powerheart will shock this rhythm.

The Powerheart incorporates important safety features and performs periodic internal diagnostics to verify it is correctly operating. As already mentioned, the Powerheart will verify that the rhythm is shockable, just before delivering the shock. In addition, the Powerheart is able to determine if the ECG and/or defibrillation electrodes become disconnected. The Powerheart is also able to determine if the ECG signal it is receiving is too small or too large for safe analysis. In any of these situations occur, the Powerheart will alert the medical personnel to correct the situation.

3.   PROGRAMMING OVERVIEW

The Powerheart can be programmed for several modes of operation. The first mode of operation is MANUAL. In this mode, the Powerheart functions as a manual defibrillator. The operator selects the shock energy, charges the device, and manually delivers the shock. MANUAL mode can always be selected by the operator. This allows the users to operate the Powerheart as a standard defibrillator, pre-empt automatic therapy or abort automatic therapy.

In order to set up the Powerheart for automatic use, a PROGRAMMING mode is available. In this mode, the operator can program up to eight shocks. The strength of the shock and a timed delay for the shock must be programmed for each therapy. The shock strength can be programmed to "industry standard" energy selections from 5 to 360 Joules. The delay indicates the time interval from the detection of the shockable rhythm until the delivery of the shock. The delay may be programmed from 10 seconds to 10 minutes. The ability to program a long delay allows the doctor to take into account those patients that can tolerate certain types of ventricular tachycardia.

The detection criteria are also set in PROGRAMMING mode. The operator selects the ECG channel to be used for analysis. The operator must also program the Shockable Tachyarrhythmia Detection (STD) rate described earlier. The STD rate may be programmed from 120 up to 240 beats per minute in steps of 5. If MDF is enabled, then a rate must be set for it. The rate for MDF is programmed to a value greater than the STD rate up to 240 beats per minute, again in steps of 5. Finally, the operator is able to enter a patient ID, date and time.

During the programming process, the Powerheart checks for unsafe conditions such as a delay without a corresponding shock or selection of an ECG channel that has not been attached to the patient. The operator cannot continue until these conditions have been corrected. Once programming is complete, the Powerheart will verify that the ECG signal is satisfactory for safe analysis and that the patient is in a normal rhythm.

The operator may now select one of two automatic analysis modes. In the first mode, AUTO mode, the Powerheart will perform rhythm analysis and automatically deliver therapy when needed. This is the primary intended mode of operation for the Powerheart. A secondary mode called ADVISORY mode is also available. In ADVISORY mode, the Powerheart will provide the automatic analysis and will automatically prepare to shock a shockable rhythm.
However, the operator must confirm the shock before it will be delivered to the patient.

4.   CLINICAL RESULTS

To test the safety and efficacy of the Powerheart, a multi-center clinical trial study was conducted. 155 patients enrolled in four institutions. Of these patients, 130 were attached to the Powerheart and 25 were utilized as controls. The control patients allowed comparison of the Powerheart to standard medical care. The Powerheart was utilized for over 1200 hours during this study.

Patients in the clinical trial experienced a total of 92 shockable episodes. The study found that the Powerheart had a sensitivity of 100% (correctly identifying shockable episodes), a specificity of 99.4 percent, (not allowing a non-shockable rhythm to be shocked). The average response time for the Powerheart was approximately 21 seconds. In addition, normal rhythm was restored by the FIRST shock of the Powerheart in 96 percent of the actual shocks delivered with energy levels as low as 50 joules.

These results demonstrate that the Powerheart responded to every shockable event within seconds, successfully restored a normal rhythm and delivered shocks only when appropriate, confirming its safe to use.

5.   SELECTED FEATURE CHART

             CAPABILITY                         POWERHEART AECD
             ----------------------------------------------------------------
             Indication for use                 Patients at risk for cardiac
                                                arrest
             ----------------------------------------------------------------
             Initial rhythm for attaching       Typically a normal rhythm
             ----------------------------------------------------------------
             Artifact/motion                    Designed to reject artifact.
                                                Allows patient motion. Allows
                                                transport of patient.
             ----------------------------------------------------------------
             Length of use                      Continuos monitoring
             ----------------------------------------------------------------
             Modes of use                       Fully automatic, Manual,
                                                Semi-automatic (advisory)
             ----------------------------------------------------------------
             Power source                       AC, battery
             ----------------------------------------------------------------
             Inputs from patient                Defibrillation pads plus two
                                                optional channels of ECG
             ----------------------------------------------------------------
             Unattended use?                    Yes
             ----------------------------------------------------------------
             Automatic analysis                 Yes
             ----------------------------------------------------------------
             Automatic shock?                   Yes
             ----------------------------------------------------------------
             Monitoring capability              Yes
             ----------------------------------------------------------------
             Accuracy                           Specificity > 99%
                                                Sensitivity > 99%
             ----------------------------------------------------------------
             Programmable parameters            Shock energy for 8 shocks
                                                Delay for 8 shocks
                                                ECG channel
                                                Detection rate (STD)
                                                MDF rate
                                                Patient demographics
             ----------------------------------------------------------------
             Rhythm analysis                    Continuous sliding window
             ----------------------------------------------------------------

                                  EXHIBIT 1.3
   AECD-Registered Trademark- TACHYARRYTHMIA DETECTION SOFTWARE DESCRIPTION


*** Seven pages omitted.

                                 EXHIBIT 2.5.1

                         STANDARD TERMS AND CONDITIONS

PURCHASE ORDERS.    Physio will order Products from Cardiac Science by
issuing written Purchase Orders. Purchase Orders shall be issued one hundred and twenty (120) days in advance of required shipment date. Each Purchase Order will specify items such as: Products, quantity, delivery or completion schedule, destination, Physio's Specifications/Acceptance Criteria (as applicable), total price of the Purchase Order.

All Purchase Orders are subject to acceptance by Cardiac Science in accordance with the terms of this Agreement; provided, however, that orders for which Physio has not received a written acceptance or rejection from Cardiac Science within 10 business days following its receipt by Cardiac Science shall be deemed to have been accepted by Cardiac Science.

DELIVERY. Physio may elect to have Cardiac Science "drop ship" Product to Physio determined destination. Time and method of shipment are of the essence for all purchases made under this Agreement. Cardiac Science's on-time delivery is defined as within 4 days early to 2 days late from scheduled delivery date. Cardiac Science shall prepare and pack the Products to prevent damage and deterioration, and comply with carrier tariffs.
Charges for preparation, packing, and crating are included in the price unless separately specified on the Purchase Order. Products sold F.O.B. place of shipment shall be forwarded collect. Shipments or deliveries, as specified in this Agreement, shall be strictly in accordance with this Agreement. Cardiac Science shall promptly notify Physio in writing of any anticipated or actual delay, the reasons thereof, and the actions being taken by Cardiac Science to overcome or minimize the delay. If requested by Physio, Cardiac Science shall, at Cardiac Science's expense, ship quantities of Product needed to support a shortage caused by Cardiac Science's delay in shipment due to causes under Cardiac Science's control, via air or other fast transportation to avoid or minimize the delay to the maximum extent possible.

REJECTION. In the regular course of its business, Physio may reject, refuse acceptance or revoke acceptance ("rejection" herein) of any or all of the Products or any tender thereof which Physio reasonably determines are not strictly in conformance with all of the requirements of this Agreement. Physio must promptly notify Cardiac Science of such rejection in writing.
At Cardiac Science's risk and expense, all such Products will be returned to Cardiac Science for immediate repair, replacement or other correction.

SUBCONTRACT MANAGEMENT. Cardiac Science is responsible for the management of his subcontractors, suppliers, and vendors. The Cardiac Science shall ensure that each lower tier subcontract contains all applicable specifications, special requirements, and clauses needed to comply with the requirements of this Agreement. Any technical, schedule, and/or cost problems encountered by the Cardiac Science or its subcontractors shall be promptly reported to the Physio.

INQUIRIES. If any governmental agency contacts Cardiac Science or Physio to inquire about or investigate any Product manufactured by Cardiac Science or Physio, Cardiac Science or Physio shall use its best efforts to give notice thereof to Cardiac Science or Physio within 24 hours of receipt of such contact.

RESCHEDULING OF PURCHASE ORDERS. Unless otherwise agreed between the parties, Physio may reschedule in writing, delivery of any Products on Purchase Order with Cardiac Science within the following guidelines:

     30 days from scheduled shipment date              No changes
     31-60 days from scheduled shipment date           25% (+ or -)

                                                                            1

     61-120 days from scheduled shipment date          50% (+ or -)
     121 days or more from scheduled shipment date     100% (+ or -)

QUALITY ASSURANCE PROGRAM. Cardiac Science shall maintain a Quality Assurance Program that effectively ensures the quality of design, materials, workmanship, assembly, testing, inspection, distribution, and product support of all Products.

AUDIT RIGHTS. Cardiac Science agrees to grant Physio complete and free access to verbal, visual, and written records, as well as access to personnel, suppliers, and facilities that are necessary and expeditious to Physio's confirmation of the Quality Assurance Program. Physio shall perform audits of Cardiac Science's facility at approximately twelve (12) month intervals, and will give at least twenty (20) days notice of intent to visit Cardiac Science's facility for the purpose of carrying out an audit. More frequent audits could occur as a result of investigations or corrective action follow-up. These are likely to be less comprehensive, and, as a function of the nature and severity of the issue, notice for the audit could be much shorter -- as little as one day.

If Cardiac Science has asked any third party (for example, certifying bodies for ISO9001 registration) to audit their facility, Cardiac Science will inform Physio of such scheduled audits. Physio may request Cardiac Science to direct the third party to audit certain areas of Cardiac Science's facility, and if such request results in additional third party audit expense to Cardiac Science, Physio shall reimburse Cardiac Science for such expense. Cardiac Science shall provide Physio with copies of third party audit reports. Cardiac Science may edit such reports before sending them to Physio to remove any information which if transferred to Physio might be in conflict with Cardiac Science's existing confidentiality agreements with other parties.

CORRECTIVE ACTION SYSTEM. To address Product quality issues, Cardiac Science shall implement and maintain a corrective action system to be approved by Physio. This system shall specifically cover how Cardiac Science will deal with "trigger" events, such events being defined as the discovery of a problem by either Physio or Cardiac Science that has the potential of existing in Product that has already been shipped to Physio or has potential to disrupt deliveries. The Cardiac Science's corrective action system shall include the following:

     -Method of assessing risk in Cardiac Science's finished goods inventory
(FGI), Physio's FGI, and distributed Product

     -Procedure for carrying out, validating, and documenting problem root cause analysis

     -Procedure for implementing remedial (short-term) corrective actions

     -Procedure for implementing permanent corrective action that address the root cause

     -Response time requirements that are compatible with Physio's corrective action system requirements

COMPLAINT FILES. Cardiac Science shall be responsible for Medical Device Reporting (MDR) under the MDR requirements of Title 21 Code of Federal Regulations Part 803. Product(s) supplied hereunder are designated as medical devices. Therefore, Physio shall notify Cardiac Science if it receives any complaint relating to any part of a Product or a Product that was manufactured or sold by Cardiac Science or if it becomes aware of any event involving such Product that might require filing of an MDR. Physio shall orally notify the Cardiac Science within 24 hours if it becomes aware of any event involving the Cardiac Sciences Product, requiring the filing of an MDR.

REGULATORY REGISTRATIONS. Cardiac Science is required to maintain GMP Registration as a Medical Device Manufacturer throughout the term of this Agreement. Cardiac Science shall also obtain certification to ISO9001 including EN46001 and the European Medical Device Directives.

CONFIGURATION CONTROL Cardiac Science shall maintain control of configuration, traceability, and identification of raw materials, components, sub-assemblies, and units in accordance with Cardiac Science's Quality System.















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                SECTIONS MARKED FOR CONFIDENTIAL TREATMENT


All sections marked as "***" have been omitted pursuant to a request for confidential treatment. The omitted sections have been filed separately.











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